Exhibit 99.1

Aetherium Acquisition Corp.

Aetherium Announces Receipt of Nasdaq Notice of Additional Delinquency

GREENWICH, Conn., Oct. 2, 2023 /PRNewswire/ — Aetherium Acquisition Corp (“Company”) (Nasdaq: “GMFI”) today announced, as expected, that on August 23, 2023, the Company received an additional delinquency notification letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC relating to the Company’s continued non-compliance with Nasdaq Listing Rule 5250(c)(1), (the “Rule”) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the Quarter-Ended March 31, 2023, and June 30, 2023.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. As previously disclosed, the Company earlier received notice from the Staff regarding its non-compliance with the Rule following the Company’s delay in the filing of its Quarterly Report on Form 10-Q for the Quarter-Ended March 31, 2023. On July 24 2023, the Company submitted a plan to regain compliance with Listing Rule 5250(c)(1) by becoming current in its obligations to file periodic financial reports (“Submission”). On August 8, 2023, the Company received notice from Nasdaq that based on the Submission, the Company was granted the extension until November 20, 2023 to regain compliance with Nasdaq’s continued listing rule as it relates to the untimely filings. As a result of this additional delinquency, the Company has submitted an update to Nasdaq which indicates the Company’s plan to remedy all delinquent filings and has indicated the progress the Company has made towards implementing the plan contained in its update. If the Company does not regain compliance by November 20, 2023, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

The Company’s management continues to work diligently to complete the Form 10-Qs and regain compliance with Listing Rule 5250(c)(1). If it is unable to become compliant by November 20, 2023, the Company will file an appeal pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

About GMFI

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector or geographical region. The Company is led by Jonathan Chan, the Company’s Chairman of the Board and Chief Executive Officer, and Alex Lee, the Company’s Chief Financial Officer.

Forward-Looking Statements

Certain matters discussed in this Press Release constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this Press Release.

Jonathan Chan
Aetherium Acquisition Corp
+1 650-450-6836
info@aetheriumcapital.com